Description of Short-term Compensation Plan	Exhibit 10.12

        As part of the total compensation package for the nine top executive officers who are members of the Company’s Senior Leadership Team and other executives (the “Executives”), the Management Continuity and Compensation Committee (“MCC”) of the Board of Directors sets consolidated earnings before tax (“EBT”) and specific business unit operating targets for the Company, usually in the month of February for a given year. The MCC then grants contingent award values to the Executives pursuant to the Bandag, Incorporated Stock Grant and Awards Plan. The award values are typically based on a percentage of the target compensations for the Executives set by the MCC. The awards are payable in cash if the EBT and/or business unit operating profits targets are met. The EBT and business unit operating profits are determined after the release of financial results for the year in which the contingent awards were made. For example, contingent awards made in February 2006 will be based on financial results for the year ended December 31, 2006 and, if the targets are met, cash will be granted in February 2007 in satisfaction of the contingent awards.

        The MCC sets the EBT and business unit operating profits targets and award values to the Executives as follows: the first is a Threshold EBT and a Threshold business unit operating profits number, below which no cash payments are made and, if met, provides for the lowest award value; the second is a Target EBT and a Target business unit operating profits number, which provides for a higher award value if the Target EBT and/or the Target business unit operating profits number is met; and the third is a superior EBT and a Superior business unit operating profits number, which provides for the highest award value if the Superior EBT and/or Superior business unit operating profits number is met. If EBT or the applicable business unit operating profits number falls between identified target EBT or the applicable business unit operating profits numbers, arithmetical interpolation is used to determine the award value.

        The executive officers who are members of the Senior Leadership Team and who are receiving the contingent awards currently are:

Martin G. Carver	Chairman of the Board, President and Chief Executive Officer
Dennis M. Fox	Vice President, Manufacturing Design
Warren W. Heidbreder	Vice President, Chief Financial Officer and Secretary
John C. McErlane	Vice President of the Company and President of Tire Distribution Systems, Inc., a wholly owned subsidiary of the Company
Frederico V. Kopittke	Vice President, International
Michael A. Tirona	Vice President and General Manager - Europe
Janet R. Sichterman	Vice President, North American Fleet Sales
Andrew M. Sisler	Vice President, North American Franchise Sales
Timothy Chen	Vice President, Innovation

        In addition, awards were currently made to two additional executive officers, David W. Dahms, Director, Treasury Services and Treasurer, and Jeffrey C. Pattison, Vice President and Corporate Controller.